Exhibit 1.1
JOINT FILING AGREEMENT
     This Joint Filing Agreement (this “Agreement”) is entered into on April 3, 2006 by and between Allied Capital Corporation, a Maryland Corporation (“Allied Capital”), and Allied Investments, L.P., a Delaware limited partnership (“Allied Investments”).
Background
     Allied Investments is a wholly owned subsidiary of Allied Capital. Both Allied Investments and Allied Capital have an obligation to file a Schedule 13D with the Securities and Exchange Commission with respect to their beneficial ownership of shares of common stock of Nobel Learning Communities, Inc. (the “Company”). Allied Investments and Allied Capital desire to provide for the filing of a joint statement on Schedule 13D to reflect their ownership of shares of common stock of the Company on the terms and conditions set forth herein.
     NOW THEREFORE, intending to be legally bound hereby, and for good and valuable consideration, the receipt of which is hereby acknowledge, the parties hereto agree as follows:
     1.      Each party hereto represents to the other party that it is eligible to use Schedule 13D in accordance with Regulation 13D promulgated under the Securities Exchange Act of 1934, as amended. The parties hereto agree that, from and after the date hereof, one statement on Schedule 13D shall be filed on behalf of each of them with respect to their ownership of shares of common stock of the Company.
     2.      Each party hereto acknowledges and agrees that it shall be responsible for the timely filing of the Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein. Neither party shall be responsible for the completeness or accuracy of the information concerning the other party hereto unless such party knows or has reason to believe that such information is inaccurate.
     3.      The parties hereto acknowledge and agree that this Agreement will be filed as an exhibit to their Schedule 13D and any amendments thereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written

ALLIED CAPITAL CORPORATION

By:/s/ Penni F. Roll

Penni F. Roll
Chief Financial Officer

Allied Investments, L.L.C. as General Partner of
ALLIED INVESTMENTS, L.P.

By:	/s/ Penni F. Roll

Penni F. Roll
Chief Financial Officer